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JAGUAR HEALTH, INC.
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DEAR FELLOW STOCKHOLDERS,

Fiscal year 2017 was another year filled with important milestones for Jaguar. We’ve made significant progress on the commercialization front since acquiring our FDA-approved human drug product, Mytesi® (crofelemer), as a result of our July 2017 merger with Napo Pharmaceuticals. I am extremely pleased with these achievements and grateful for the ongoing support and dedication of our employees and stockholders as we continue efforts to grow sales and progress multiple possible follow-on indications for Mytesi®—the first and only antidiarrheal indicated for the symptomatic relief of non-infectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy.

Since the merger, we have both initiated and dramatically expanded Mytesi®-related commercial, educational and development initiatives, including the roll-out of direct-to-consumer advertising campaigns, publication-focused efforts, government affairs activities regarding neglected comorbidities of HIV, along with the other significant efforts described below.

A FORCE TO BE RECKONED WITH

To launch Mytesi® to high-potential HIV prescribers, Napo deployed nine sales reps in October and November of 2017—six of whom came from Bristol-Myers Squibb and have called on HIV physicians for 18 to 19 years—in addition to hiring a national sales director in August 2017. Two additional HIV specialist reps joined our salesforce this past February, followed by four additional experienced reps this month. Our salesforce is focused on differentiating and targeting the right doctors—HIV specialists who are high prescribers of antiretroviral medications and gastroenterologists who see large populations of people living with HIV/AIDS, and is strategically positioned to cover the U.S. geographies with the highest potential, including major urban areas: San Francisco, Los Angeles/Palm Springs, Miami/southern Florida, northern Florida, New York, New Jersey, Pennsylvania, Delaware, Maryland, DC, Houston, northern Texas, Chicago, St. Louis, Indianapolis, Kansas City, Alabama, Mississippi, Louisiana, North Carolina/South Carolina and Atlanta. Our plan is to expand the Mytesi® salesforce to 20 reps and an additional sales manager in 2018.

Mytesi® sales are clearly benefiting from the efforts of our recently expanded salesforce—in addition to the multiple supportive programs we’ve put in place.

1,400 PLANNED EDUCATIONAL EVENTS IN 2018

As a small, nimble company we are watching closely the impact of the various programs and tactics we’ve instituted to grow awareness of Mytesi® and its ability to benefit a growing, aging population of patients living with HIV. A key tactic we’ve mobilized to support Mytesi® growth is the launch of a healthcare practitioner and patient advocate speaker bureau. In December 2017 we completed the training of 29 healthcare practitioners and 10 patient advocates to serve as members of the Napo Speakers Bureau, and we expect to run 1,400 educational events in 2018, which is a significant undertaking for a newly-commercial company. The program fosters a paradigm shift in the conversation that needs to occur in doctors’ offices about the often-neglected comorbidity of diarrhea in people living with HIV, and we’ve already seen a positive impact on doctor-patient interactions from the comments stemming from the programs we’ve run thus far.

NAPOCARES™ PATIENT ASSISTANCE PROGRAM

To complement the sales, promotional and educational activities we’ve undertaken, we’re also addressing the reimbursement environment through our NapoCares™ Patient Assistance Program, which provides access to a copay savings card intended to help ensure that patients who have a copay never have to pay more than $25 a month to fill a Mytesi® prescription. Redemptions of our copay savings card were up an average of 7% each month over the prior month during the post-merger period of August to December of 2017.

NATIONWIDE “MYTESI DIRECT™” PROGRAM

As we announced last month, Napo has signed an agreement with pharmacy services provider Transition Patient Services (TPS) to help streamline and expand nationwide patient access to Mytesi®. Under the terms of the agreement, TPS will operate a nationwide pilot program for Mytesi®. The core benefits of the program, named Mytesi Direct™, include streamlining prescription fulfillment for Mytesi® in order to ensure that Mytesi® users receive their prescription quickly, coordinating with other Napo programs—such as the Mytesi® Copay Savings Card and the NapoCares™ Patient Assistance Program—to help ensure that patient out-of-pocket expenses for Mytesi® are as low as possible, and improving Mytesi® refill adherence through the transmission of renewal reminders to patients. We expect this program to significantly reduce barriers to Mytesi® access, acquisition and adherence in a highly patient-friendly and prescriber-friendly manner, helping us expand the number of patients able to benefit from the novel, first-in-class anti-secretory mechanism of action of Mytesi®.

A ROBUST PIPELINE

Further growth is also planned as we strive to develop Mytesi® indications for additional patient populations and global access. Diarrhea continues to be an area of concern for patients undergoing cancer treatment. Novel targeted agents, such as epidermal growth factor receptor antibodies and tyrosine kinase inhibitors (TKIs), may block natural chloride secretion regulation pathways in the normal gastrointestinal mucosa, thereby leading to secretory diarrhea, and we’ve prioritized cancer therapy-related diarrhea for additional development.

As previously announced, an investigator-initiated trial titled HALT-D: DiarrHeA Prevention and ProphyLaxis with Crofelemer in HER2 Positive Breast Cancer Patients Receiving Trastuzumab, Pertuzumab, and Docetaxel or Paclitaxel with or without Carboplatin is currently underway in conjunction with Georgetown University. The primary objective of the study is to characterize the incidence and severity of diarrhea in patients receiving investigational therapy in the setting of prophylactic anti-diarrheal management.

As also previously announced, a second study, titled An Open-Label Study to Characterize the Incidence and Severity of Diarrhea in Patients with Early-Stage HER2+ Breast Cancer Treated with Neratinib and Intensive Loperamide Prophylaxis, is currently underway in conjunction with the University of California, San Francisco. The study is designed to evaluate crofelemer as a salvage antidiarrheal therapy used with the investigational breast cancer agent neratinib. The primary objective is to characterize the incidence and severity of diarrhea in patients with early-stage breast cancer receiving adjuvant trastuzumab and neratinib followed by one year of neratinib monotherapy in the setting of prophylactic anti-diarrheal management.

We recognize the importance of future development activities on supportive care for patients being treated with these cancer-related therapies—a focus area analogous to the supportive care of managing diarrhea in people living with HIV/AIDS.

As we announced this past January, we recently accepted a request to support an investigator-initiated trial of crofelemer at Sheikh Khalifa Medical City in Abu Dhabi for use in children with a disease known as congenital and diarrheal disorder. This is a group of rare chronic intestinal channel diseases that occur exclusively in early infancy and are characterized by severe lifelong diarrhea and a lifelong need for nutritional intake either parenterally or with a feeding tube.

Additionally, we have received orphan-drug designation from the U.S. Food and Drug Administration for Mytesi® for the treatment of short bowel syndrome (SBS), and we’re working on a pediatric formulation suitable for SBS patients.

We’ve also prioritized inflammatory bowel disease, diarrhea-predominant irritable bowel syndrome, cholera and other acute infectious diarrheas for future product development and indication expansion, many of which are conditions for which we already have published clinical data. As I’ve commented many times, we consider crofelemer “a pipeline within a product.”

Our near-term focus is to become a stable, cash-flow-positive operational business supported primarily by growth in Mytesi® sales for its current approved indication. To support this effort, we have dramatically reduced our expenditures on the animal health side of the business. We are, however, continuing initiatives related to Canalevia™ (crofelemer delayed-release tablets), our drug product candidate for chemotherapy-induced diarrhea (CID) in dogs and exercise-induced diarrhea (EID) in dogs, and Equilevia™, our non-prescription, personalized, premium product for total gut health in equine athletes.

As previously announced, we have received Minor Use in a Minor Species (MUMS) designation for Canalevia™ for CID in dogs. MUMS designation is modeled on the orphan-drug designation for human drug development and offers possible financial incentives to encourage MUMS drug development, such as the availability of grants to help with the cost of developing the MUMS drug and a longer period of marketing exclusivity. With receipt of conditional approval for this indication, we would expect to conduct the commercial launch of Canalevia™ for CID in dogs in mid-2019.

Also as previously announced, the FDA has indicated that the use of Canalevia™ for the treatment of EID in dogs qualifies as a minor use, which means Canalevia™ is also eligible for conditional approval for this second indication. If Canalevia™ receives conditional approval for EID in dogs, we expect to conduct the commercial launch of Canalevia™ for this indication in mid-2019 as well.

MYTESI®, MYTESI®, MYTESI®

At Jaguar and Napo, it’s all about sales of Mytesi®, Mytesi®, Mytesi®, as well as physician and patient awareness, promotional advertising, government affairs, educational and reimbursement activities, and the nimble monitoring of, and reacting to, the impact of these programs—all to continue driving Mytesi® commercial performance. We believe Mytesi® will be a successful, first-in-class entry to gastrointestinal care—in the U.S. and internationally—and has the ability to grow long-term and remain exclusively on the market for that long-term growth.

Sincerely,

Lisa A. Conte

Chief Executive Officer & President

April 24, 2018

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Important Additional Information

You are urged to read the proxy statement filed with the SEC on April 24, 2018 related to Jaguar’s 2018 Annual Meeting of Stockholders. Free copies of the proxy statement and other documents filed by Jaguar with the SEC are available through the SEC’s web site at www.sec.gov. In addition, the proxy statement and related materials may also be obtained free of charge from Jaguar by directing such requests to: Jaguar Health, Inc., Attention: Karen S. Wright, 201 Mission Street, Suite 2375, San Francisco, CA 94105 (415.371.8300 phone). Jaguar and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies.

Forward-Looking Statements

Certain statements in this Stockholders Letter constitute “forward-looking statements.” These include statements regarding the Company’s belief that the Mytesi Direct™ program will significantly reduce barriers to Mytesi® access, acquisition and adherence in a highly patient-friendly and prescriber-friendly manner, helping expand the number of patients able to benefit from the novel, first-in-class anti-secretory mechanism of action of Mytesi®, the belief that further growth will occur as Jaguar and Napo strive to develop Mytesi® indications for additional patient populations, the expectation that, with receipt of conditional approval for Canalevia™ for CID in dogs, the Company will conduct the commercial launch of Canalevia™ for this indication in mid-2019, the expectation that, if Canalevia™ receives conditional approval for EID in dogs, Jaguar will conduct the commercial launch of Canalevia™ for this indication in mid-2019 as well, and the Company’s belief that Mytesi® will be a successful, first-in-class entry to gastrointestinal care—in the U.S. and internationally—and that Mytesi® has the ability to grow long-term and remain exclusively on the market for that long-term growth. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.